Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

LINN ENERGY, INC.

of

Up to 7,386,364 Shares of its Class A Common Stock

at a Purchase Price of $44.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 11:59 P.M., NEW YORK CITY TIME, ON FRIDAY, JANUARY 19, 2018 UNLESS

THE OFFER IS EXTENDED (THE “EXPIRATION TIME”).

Linn Energy, Inc., a Delaware corporation (the “Company,” “we,” or “us”), is offering to purchase up to 7,386,364 shares of its Class A common stock, $0.001 par value per share (the “common stock”), at a price of $44.00 per share without interest, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer on Schedule TO-I (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.

On the terms and subject to the conditions of the Offer, we will pay for shares properly tendered and not properly withdrawn in the tender offer, a price of $44.00 per share, less any applicable withholding taxes and without interest. Only shares properly tendered and not properly withdrawn will be purchased. Due to the proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3.

Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 7,386,364 shares pursuant to the Offer. See Section 1.

The Offer is not conditioned on any minimum number of shares being tendered. However, the Offer is subject to certain other conditions. See Section 7.

The shares are listed and traded on the OTC Markets (“OTCQB”) under the symbol “LNGG.” We announced our intention to make the Offer before the market opened on December 14, 2017. On December 13, 2017, the last trading day before that announcement, the OTCQB closing price per share of our common stock was $36.60. On December 19, 2017, the last full trading day before commencement of the Offer, the OTCQB closing price per share of our common stock was $37.85. The $44.00 purchase price per share in the Offer represents a premium of approximately 10% to the highest closing price per share of our common stock since it began trading on the OTCQB on April 10, 2017. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

Our Board of Directors has approved making the Offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares and we have not authorized any person to make any such recommendation. You must decide whether to tender your shares and, if so, how many shares to tender. In doing so, you should read and evaluate carefully the information in, or incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, and should discuss whether to tender any of your shares with your broker or other financial or tax advisor. See Section 2.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. We do not know whether or to what extent our directors or executive officers will participate in the Offer. Certain of our stockholders who are affiliated with certain members of our Board of Directors (collectively, the “Affiliated Holders”) have informed us that they may tender shares that they beneficially own in the Offer, however, we do not know whether they will tender any, some or all of their shares in the Offer. Any directors, officers or Affiliated Holders that choose to tender shares in the Offer will be treated by the Company in the same manner as all other tendering stockholders. See Section 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

Morgan Stanley & Co. LLC

December 20, 2017

IMPORTANT

If you desire to tender all or any portion of your shares, you should either (l)(a) complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates, to the Depositary (as defined herein) or (b) tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3, or (2) request that your bank, broker, dealer, trust company or other nominee effect the transaction for you. If you have shares registered in the name of a bank, broker, dealer, trust company or other nominee you must contact that institution if you desire to tender those shares.

If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

To properly tender shares, you must validly complete the Letter of Transmittal.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Questions and requests for assistance may be directed to D. F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), or Morgan Stanley & Co. LLC, as the dealer manager for the Offer (the “Dealer Manager”), at their respective addresses and telephone numbers set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any U.S. state where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such U.S. state.

None of us, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation as to whether you should tender or refrain from tendering your shares in the Offer. None of us, the Dealer Manager, the Information Agent or the Depositary has authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained, or incorporated by reference, in this Offer to Purchase, the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I. We take no responsibility for, and can provide no assurance as to the reliability of, any information or representation, recommendation or information that others may provide you.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our” or “us.” We refer to the shares of our common stock as the “shares.” This summary term sheet highlights certain material information in the remainder of this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in the remainder of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

The Company is offering to purchase up to 7,386,364 shares of its Class A common stock, par value $0.001 per share. See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

The purchase price for the shares will be $44.00 per share. If your shares are purchased in the Offer, we will pay you the purchase price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Sections 1 and 5.

How many shares will the Company purchase in the Offer?

We will purchase up to 7,386,364 shares in the Offer (representing approximately 8.8% of our outstanding shares), or if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. If more than 7,386,364 shares are properly tendered, we will purchase all shares properly tendered on a pro rata basis, except for conditional tenders whose condition was not met, which we will not purchase (except as described in Section 6). We also expressly reserve the right to purchase additional shares, up to 2% of our outstanding shares (approximately 1.7 million shares, based on 83,573,448 shares of our common stock issued and outstanding as of December 15, 2017), without extending the Offer, and could decide to purchase more shares, subject to applicable legal requirements. See Sections 1 and 7.

How will the Company pay for the shares?

Assuming that the maximum of 7,386,364 shares are tendered in the Offer at a price of $44.00 per share, the aggregate purchase price will be approximately $325 million. We expect that expenses for the Offer will be approximately $3.0 million. We anticipate that we will pay for the shares tendered in the Offer and all expenses applicable to the Offer from cash on hand. As of December 15, 2017, we had approximately $450 million in cash and cash equivalents. See Section 9. The Offer is not separately conditioned upon the receipt of financing.

How long do I have to tender my shares? Can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires. The Offer will expire on Friday, January 19, 2018 at 11:59 p.m., New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for administrative reasons, such as four business days before the expiration of the Offer (e.g., 5:00 p.m., New York City time, on Monday, January 15, 2018), for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 3.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Offer or indicate the length of any extension that we

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may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Section 7 and Section 15.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time (as defined herein). We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer?

On December 14, 2017, we announced our intention to commence a tender offer to purchase at least $250 million in shares of our common stock to be funded from cash on hand. On December 20, 2017, we commenced the tender offer to purchase up to 7,386,364 shares of our common stock at a price per share of $44.00 to be funded from cash on hand. Assuming that the maximum of 7,386,364 shares are tendered in the Offer at a price of $44.00 per share, the aggregate purchase price will be approximately $325 million. As of December 15, 2017, we had approximately $450 million in cash and cash equivalents. We will use a portion of cash on hand to fund the Offer. Our Board of Directors, after evaluating the expected capital requirements of our operations and other expected cash commitments, believes that purchasing shares of our common stock in the Offer represents a prudent use of the funds required for the Offer. The Offer represents an opportunity for us to return capital to our stockholders who elect to tender their shares, subject to the terms and conditions of the Offer. Additionally, stockholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. The Offer also provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. See Section 2.

What are the significant conditions to the Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

•	No general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

•	No significant changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to adversely affect our business or the trading in the shares shall have occurred.

•	No legal action shall have been taken, and we shall not have received notice of any legal action, that could reasonably be expected to adversely affect the Offer.

•	No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us.

•	No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries.

•	No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

•	No decrease of more than 20% in the market price for our common stock, the Dow Jones Industrial Average, the NASDAQ Composite Index or the S&P 500 Composite Index, measured from December 13, 2017, the last trading day before the announcement of the Offer, shall have occurred.

The Offer is subject to a number of other conditions described in greater detail in Section 7.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to stop being subject to the periodic reporting requirements of the Exchange Act arising from the fact of its being a successor issuer to its predecessor upon emerging from bankruptcy and arising from the effectiveness of the Company’s Registration Statement on Form S-1 earlier this year. We do not expect the Offer to cause our common stock to cease to be traded on the OTCQB on April 10, 2017. As of December 15, 2017, we had fewer than 300 holders of record of common stock based on information provided by our transfer agent and by the Depository Trust & Clearing Corporation (“DTC”).

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 11:59 p.m., New York City time, on Friday, January 19, 2017, or any later time and date to which the Offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

•	If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer.

•	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

•	If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Dealer Manager, the Information Agent or your broker for assistance. The contact information for the Dealer Manager and the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

May holders of restricted stock unit awards participate in the Offer?

Holders of restricted stock unit awards may not tender such restricted stock units in the Offer unless and until the underlying shares have vested and the restrictions on such awards have lapsed. See Section 3.

Do the Company’s directors or executive officers or affiliates intend to tender their shares in the Offer?

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. We do not know whether or to what extent our directors or executive officers will participate in the Offer.

Certain of our stockholders that are Affiliated Holders are also entitled to participate in the Offer on the same basis as all other stockholders. The Affiliated Holders have informed us that they may tender shares that they beneficially own in the Offer, however, we do not know whether they will tender any, some or all of their shares in the Offer. The Affiliated Holders collectively beneficially owned 45,656,220 shares, or approximately 54.6% of our issued and outstanding common stock as of December 15, 2017.

Our directors, executive officers and affiliates (including the Affiliated Holders) may, subject to applicable law and applicable policies of the Company, sell their shares from time to time in open-market and/or other transactions at prices that may be more or less favorable than the purchase price to be paid to our stockholders pursuant to the Offer. If no such transactions by our directors, executive officers and affiliates occur, the beneficial ownership of our directors, executive officers and affiliates will increase as a percentage of our outstanding common stock following the consummation of the Offer. See Section 11.

What happens if more than 7,386,364 shares are tendered?

If the terms and conditions of the Offer have been satisfied or waived and more than 7,386,364 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn on or prior to the Expiration Time, we will purchase shares:

•	first, from all stockholders, who properly tender shares that are not properly withdrawn, on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not satisfied); and

•	second, only if necessary to permit us to purchase 7,386,364 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the proration and conditional tender provisions described above, we may not purchase all of the shares that you tender. See Section 1.

How will the tender offer affect the number of our shares outstanding and the number of record holders?

As of December 15, 2017, we had 83,573,448 shares of Class A common stock outstanding. If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed, we will have 76,187,084 shares outstanding immediately following the purchase of shares tendered in the Offer (based on the number of shares outstanding as of December 15, 2017). The actual number of shares outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer. See Section 2. In addition, if more than 7,386,364 shares are tendered in the Offer, we reserve the right to accept for purchase pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

Furthermore, if any of our stockholders:

•	who hold shares in their own name as holders of record; or

•	who are “registered holders” as participants in DTC’s system whose names appear on a security position listing,

tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

Stockholders who do not have their shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the Offer. See Section 2.

If I own fewer than 100 shares and I tender some or all of my shares, will I be subject to proration?

Yes. If you own beneficially or of record fewer than 100 shares in the aggregate, any shares you tender will be subject to the same terms and conditions of the Offer, including the proration provisions, as all other tenders pursuant to the Offer.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 11:59 p.m., New York City time, on Friday, January 19, 2018, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on Friday, February 16, 2018, the 40th business day after the commencement of the Offer. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary during the time period in which you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved making the Offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker.

If I decide not to tender, how will the Offer affect my shares?

Stockholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

We announced our intention to make the Offer before the market opened on December 14, 2017. On December 13, 2017, the last trading day before that announcement, the OTCQB closing price per share of our common stock was $36.60. On December 19, 2017, the last full trading day before commencement of the Offer, the OTCQB closing price per share of our common stock was $37.85. The $44.00 purchase price per share in the Offer represents a premium of approximately 10% to the highest closing price per share of our common stock since it began trading on the OTCQB on April 10, 2017, which high closing price of $40.00 per share of our common stock occurred on each of November 6, 2017 and November 7, 2017. We urge you to obtain current market quotations for the shares before deciding whether to tender any of your shares. See Section 8.

When will the Company pay for the shares I tender?

We will pay the purchase price, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We will announce the final proration factor, and commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust

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company or other nominee and that person tenders your shares on your behalf, other than the Dealer Manager, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4(f)(6) of the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the Offer, until at least ten business days after the expiration of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning ten business days after the Expiration Time of the Offer, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in the Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offer.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U. S. federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of stock from the Company. See Section 14. We recommend that you consult with your tax advisor with respect to your particular situation.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Who can I talk to if I have questions?

If you have any questions regarding the Offer, please contact D. F. King & Co., Inc., the Information Agent, or Morgan Stanley & Co. LLC, the Dealer Manager. Contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be, forward-looking statements. For example, statements concerning projections, predictions, expectations, estimates or forecasts and statements that describe our objectives, future performance, plans or goals are, or may be, forward-looking statements. These forward-looking statements reflect management’s current expectations concerning future results and events and can generally be identified by the use of expressions such as “may,” “will,” “should,” “could,” “would,” “likely,” “predict,” “potential,” “continue,” “future,” “estimate,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases, as well as statements in the future tense.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and contingencies include, but are not limited to, the Company’s:

•	business strategy;

•	acquisition and disposition strategy;

•	financial strategy;

•	new capital structure and the adoption of fresh start accounting;

•	uncertainty of the Company’s ability to improve its financial results and profitability following emergence from bankruptcy and other risks and uncertainties related to the Company’s emergence from bankruptcy;

•	inability to maintain relationships with suppliers, customers, employees and other third parties following emergence from bankruptcy;

•	failure to satisfy the Company’s short- or long-term liquidity needs, including its inability to generate sufficient cash flow from operations or to obtain adequate financing to fund its capital expenditures and meet working capital needs following emergence from bankruptcy;

•	large or multiple customer defaults on contractual obligations, including defaults resulting from actual or potential insolvencies;

•	ability to comply with the covenants of our revolving credit facility;

•	effects of legal proceedings;

•	drilling locations;

•	oil, natural gas and natural gas liquid reserves;

•	realized oil, natural gas and natural gas liquid prices;

•	production volumes;

•	capital expenditures;

•	economic and competitive advantages;

•	credit and capital market conditions;

•	regulatory changes;

•	lease operating expenses, general and administrative expenses and development costs;

•	future operating results, including results of acquired properties;

•	plans, objectives, expectations and intentions;

•	taxes; and

•	any other risks, uncertainties or other factors identified in our periodic and other reports filed with the Securities and Exchange Commission (the “Commission”).

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors, including unknown or unpredictable ones, also could have material adverse effects on our future results.

The forward-looking statements included in this Offer to Purchase are made only as of the date of this Offer to Purchase. Except as required by law or regulation, we do not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

INTRODUCTION

To the Holders of our Class A common stock:

We invite our stockholders to tender shares of our Class A common stock, $0.001 par value per share (the “common stock”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 7,386,364 shares of our common stock at a price of $44.00 per share, without interest.

The Offer will expire at 11:59 p.m., New York City time, on Friday, January 19, 2018, unless extended (such date and time, as they may be extended, the “Expiration Time”).

Only shares properly tendered and not properly withdrawn will be purchased. However, because of the proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered and not properly withdrawn. We will return shares that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly following the Expiration Time. See Section 1.

We expressly reserve the right to purchase more than 7,386,364 shares pursuant to the Offer, subject to certain limitations and legal requirements. See Sections 1 and 15.

Tendering stockholders whose shares are registered in their own names and who tender directly to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, other than the Dealer Manager, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

Holders of restricted stock unit awards may not tender such restricted stock units in the Offer unless and until the underlying shares have vested and the restrictions on such awards have lapsed.

This Offer is not conditioned upon any minimum number of shares being tendered. However, our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7 of this Offer to Purchase.

Our Board of Directors has approved making the Offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary is making any recommendation whether you should tender or refrain from tendering your shares. We have not authorized any person to make any recommendation. You must decide whether to tender your shares and, if so, how many shares to tender. In so doing, you should read and evaluate carefully the information in, or incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal and should discuss whether to tender any of your shares with your broker or other financial or tax advisor. See Section 2.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. We do not know whether or to what extent our directors or executive officers will participate in the Offer. The Affiliated Holders are also entitled to participate in the Offer on the same basis as all other stockholders. The Affiliated Holders have informed us that they may tender shares that they beneficially own in the Offer, however, we do not know whether they will tender any, some or all of their shares in the Offer. The Affiliated Holders collectively held 45,656,220 shares, or approximately 54.6% of our issued and outstanding common stock as of December 15, 2017. See Section 11.

Section 14 of this Offer to Purchase describes material U.S. federal income tax consequences of a sale of shares under the Offer.

We will pay the reasonable fees and expenses of Morgan Stanley & Co. LLC, the Dealer Manager, D. F. King & Co., Inc., the Information Agent, and American Stock Transfer & Trust Company, LLC, the Depositary, incurred in connection with this Offer. See Section 16.

As of December 15, 2017, there were 83,573,448 shares of our common stock issued and outstanding. The 7,386,364 shares that we are offering to purchase in the Offer represent approximately 8.8% of the total number of outstanding shares of our common stock as of December 15, 2017. The shares are listed and traded on OTCQB under the symbol “LNGG.” We announced our intention to make the Offer before the market opened on December 14, 2017. On December 13, 2017, the last trading day before that announcement, the OTCQB closing price per share of our common stock was $36.60. On December 19, 2017, the last full trading day before commencement of the Offer, the OTCQB closing price per share of our common stock was $37.85. The $44.00 purchase price per share in the Offer represents a premium of approximately 10% to the highest closing price per share of our common stock since it began trading on the OTCQB on April 10, 2017, which high closing price of $40.00 per share of our common stock occurred on each of November 6, 2017 and November 7, 2017. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

THE TENDER OFFER

1.	Number of Shares; Purchase Price; Proration

General. Upon the terms and subject to the conditions of the Offer, we will purchase 7,386,364 shares of our common stock, or if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a price of $44.00 per share, without interest.

The term “Expiration Time” means 11:59 p.m., New York City time, on Friday, January 19, 2018, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the Commission, we may, and we expressly reserve the right to, purchase under the Offer an additional amount of shares not to exceed 2% of our outstanding shares (approximately 1.7 million shares, based on 83,573,448 shares of our common stock issued and outstanding as of December 15, 2017) without amending or extending the Offer. See Section 15.

In the event of an over-subscription of the Offer as described below, shares tendered will be subject to proration, except for shares conditionally tendered for which the tender condition was not initially satisfied. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If we:

•	change the price to be paid for shares from $44.00 per share;

•	increase the number of shares being sought in the Offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares (approximately 1.7 million shares, based on 83,573,448 shares of our common stock issued and outstanding as of December 15, 2017); or

•	decrease the number of shares being sought in the Offer;

and the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date on which notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is not conditioned upon any minimum number of shares being tendered. However, the Offer is subject to certain other conditions. See Section 7.

Shares properly tendered under the Offer and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the Offer, including the proration, and conditional tender provisions. All shares tendered and not purchased under the Offer, including shares not purchased because of proration or conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Time.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 7,386,364 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered shares on the basis set forth below:

•	First, subject to the conditional tender provisions described in Section 6, we will purchase all shares properly tendered and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•	Second, if necessary to permit us to purchase 7,386,364 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly after the expiration of the Offer. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering shares, other than shares conditionally tendered, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders. We will announce the final proration factor and commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer. The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder under the Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

Purpose of the Tender Offer. On December 14, 2017, we announced our intention to commence a tender offer to purchase at least $250.0 million in shares of our common stock to be funded from cash on hand. On

December 20, 2017, we commenced the tender offer to purchase up to 7,386,364 shares of our common stock at a price per share of $44.00 to be funded from cash on hand. Assuming that the maximum of 7,386,364 shares are tendered in the Offer at a price of $44.00 per share, the aggregate purchase price will be approximately $325 million. As of December 15, 2017, we had approximately $450 million in cash and cash equivalents.

We will use a portion of cash on hand to fund the Offer. Our Board of Directors, after evaluating expected capital requirements of our operations and other expected cash commitments, believes that purchasing shares of our common stock in the Offer represents a prudent use of the funds required for the Offer.

Our management and Board of Directors have evaluated our operations, strategy and expectations for the future and have carefully considered our business profile, assets and recent market prices for our common stock. In considering the Offer, our management and Board of Directors took into account the expected financial impact of the Offer, including the reduction in the amount of cash on hand as described in Section 9. Our Board of Directors believes that investing in our shares at this time is a prudent use of our financial resources. We believe that our current financial resources, including debt capacity, will allow us to fund capital requirements for improving our operations as well as providing appropriate financial flexibility for general corporate purposes. However, actual experience may differ significantly from our expectations. See “Forward Looking Statements.”

The Offer represents an opportunity for us to return capital to our stockholders who elect to tender their shares, subject to the terms and conditions of the Offer. Additionally, stockholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. The Offer also provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, the Offer provides our stockholders with an efficient way to sell their shares without incurring brokers’ fees or commissions. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales.

Neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any such recommendation. Stockholders should carefully evaluate all information in the Offer. Stockholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender. In doing so, you should read carefully the information included in, and incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal.

Certain Effects of the Offer. Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those stockholders will realize a proportionate increase in their relative equity interest in the Company, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Stockholders may be able to sell non-tendered shares in the future on the OTCQB or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

Shares we acquire pursuant to the Offer will be retired.

The completion of the Offer in accordance with its terms and conditions will not cause the Company to stop being subject to the periodic reporting requirements of the Exchange Act arising from the fact of its being a successor issuer to its predecessor upon emerging from bankruptcy and arising from the effectiveness of the

Company’s Registration Statement on Form S-1 earlier this year. We do not expect the Offer to cause our common stock to cease to be traded on the OTCQB. As of December 15, 2017, we had fewer than 300 holders of record of common stock based on information provided by our transfer agent and by DTC and no class of our equity was registered under the Exchange Act.

The Offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders. These reductions may result in lower stock prices and/or reduced liquidity in the trading market for our common stock following completion of the Offer.

We may, in the future, decide to purchase shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the Offer. Rule 13e-4(f)(6) under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the Offer, until at least ten business days after the Expiration Time, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

For information regarding the intentions of our directors and executive officers to tender in the Offer or sell shares in the open market during the pendency of the Offer, see Section 11.

Other Plans. Except as otherwise disclosed in this Offer to Purchase, including the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

The completion of the Offer in accordance with its terms and conditions will not cause the Company to stop being subject to the periodic reporting requirements of the Exchange Act arising from the fact of its being a successor issuer to its predecessor upon emerging from bankruptcy and arising from the effectiveness of the Company’s Registration Statement on Form S-1 earlier this year. We do not expect the Offer to cause our common stock to cease to be traded on the OTCQB. As of December 15, 2017, we had fewer than 300 holders of record of common stock based on information provided by our transfer agent and by DTC and no class of our equity was registered under the Exchange Act.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we regularly consider alternatives to enhance stockholder value, including repurchases of our shares in the open market, through block trades or in private transactions, strategic acquisitions, business combinations, and divestitures, including as described in Section 10 under “—Recent Developments,” and we intend to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.

3.	Procedures for Tendering Shares

Valid Tender. For a stockholder to make a valid tender of shares under the Offer, (i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•	a Letter of Transmittal properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “— Book-Entry Transfer” below), and any other required documents; and

•	either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “— Book-Entry Transfer” below); or

(ii) the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the applicable withholding agent at one of the addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•	the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that are participants in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1, 5 and 7 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1, 5 and 7 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

•	the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two trading days after the date of receipt by the Depositary of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

For these purposes, a “trading day” is any day on which The New York Stock Exchange is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Restricted Stock Unit Awards. Holders of restricted stock unit awards may not tender the shares underlying such restricted stock unit awards in the Offer unless and until such shares have vested and the restrictions on such awards have lapsed. Once shares underlying the restricted stock unit awards have vested and the restrictions on such awards have lapsed, you may tender some or all of such shares in the Offer. See “—Valid Tender” above.

Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by and construed in accordance with, the laws of the State of New York.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Time to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

US. Federal Backup Withholding Tax. Under the U.S. federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee in the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”) unless the stockholder or other payee provides such person’s taxpayer identification number (generally an employer identification number or social security number) to the Depositary or other applicable tax withholding agent or other payor and certifies under penalties of perjury that this number is correct or otherwise establishes an exemption. If the Depositary or other applicable tax withholding agent or other payor is not provided with the correct taxpayer identification number or another adequate basis for exemption, the stockholder may be subject to backup withholding tax and may be subject to certain penalties imposed by the IRS. Therefore, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid the backup withholding tax, unless the stockholder otherwise establishes an exemption from the backup withholding tax to the satisfaction of the Depositary or other applicable tax withholding agent. The backup withholding tax is not an additional tax, and any amounts withheld under the backup withholding tax rules will be allowed as a refund or credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Certain stockholders (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 14)) are not subject to these backup withholding tax rules. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or W-8BEN-E (or other applicable form), signed under penalties of perjury, attesting to that stockholder’s non-U.S. status. The applicable form can be obtained from the Depositary at the address and telephone number set forth in the back cover page of this Offer to Purchase. See Instruction 9 of the Letter of Transmittal. A Non-U. S. Holder that submits a properly completed IRS Form W-8BEN or W-8BEN-E may still be subject to the regular U.S. federal withholding tax on gross proceeds payable to such holder. See Withholding for Non-U.S. Holders below and Section 14.

Stockholders are urged to consult their own tax advisors regarding possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.

For a discussion of U.S. federal income tax consequences to tendering stockholders, see Section 14.

Withholding For Non-U.S. Holders. A payment made to a Non-U.S. Holder pursuant to the Offer will be subject to U.S. federal income and withholding tax unless the Non-U.S. Holder meets the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test described in Section 14. If a Non-U.S. Holder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to the Offer. Such U.S. brokers or other nominees may withhold or require certifications in this regard. Non-U.S. Holders tendering shares held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them. Notwithstanding the foregoing, even if a Non-U.S. Holder tenders shares held in its own name as a holder of record and delivers to the Depositary or other applicable tax withholding agent a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) before any payment is made, it is possible that one or more of the Depositary or other applicable tax withholding agents may withhold 30% of the gross proceeds unless the Depositary or the other applicable tax withholding agent determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is properly exempt from U.S. federal gross income tax under the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test.

To obtain a reduced rate of withholding under an applicable tax treaty, a Non-U.S. Holder must deliver to the Depositary or other applicable tax withholding agent a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary or other applicable tax withholding agent a properly completed IRS Form W-8ECI (or successor form). The applicable form can be obtained from the Depositary at the address and telephone number set forth in the back cover page of this Offer to Purchase. A Non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a U.S. Holder, and in the case of a foreign corporation, an additional branch profits tax may be imposed at a rate of 30% (or a lower rate specified in an applicable income tax treaty), with respect to such income.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the Depositary’s Shareholder Services Department at 1-800-937-5449. The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

Certificates for shares, together with a properly completed and duly executed letter of transmittal or facsimile thereof, or an agent’s message, and any other documents required by the letter of transmittal, must be delivered to the Depositary and not to us or the Dealer Manager or Information Agent. Any such documents delivered to us or the Dealer Manager or Information Agent will not be deemed to be properly tendered.

4.	Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 12:00 midnight, New York City time, on Friday, February 16, 2018, the 40th business day after the commencement of the Offer, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses or its facsimile number set forth on the back cover of this Offer to Purchase; and

•	specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tendered shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of the occurrence of a condition disclosed in Section 7, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay the purchase price for (and thereby purchase) up to 7,386,364 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) properly tendered and not properly withdrawn before the Expiration Time.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration and conditional tender provisions of this Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility,

•	a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an agent’s message, and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration of the Offer. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

Any tendering stockholder or other payee who fails to properly complete, sign and return to the Depositary (or other payor) the IRS Form W-9 included with the Letter of Transmittal or, in the case of a Non-U.S. Holder (as defined in Section 14), an IRS Form W-8BEN or W-8BEN-E (or other applicable or suitable substitute forms), may be subject to required U.S. federal backup withholding tax of 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. A Non-U.S. Holder that submits a properly completed IRS Form W-8BEN or W-8BEN-E may still be subject to the regular U.S. federal withholding tax on the gross proceeds payable to such holder. See Section 3 and Section 14.

6.	Conditional Tender of Shares

In the event of an over-subscription of the Offer, shares tendered prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have shares sold pursuant to the offer treated as a sale or exchange of such shares by the stockholder, rather than a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result in all cases.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if more than 7,386,364 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 7,386,364 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 7,386,364 shares (or such greater number of shares as we may elect to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

We expressly reserve the right to purchase additional shares, up to 2% of our outstanding shares (approximately 1.7 million shares, based on 83,573,448 shares of our common stock issued and outstanding as of December 15, 2017), without extending the Offer, and could decide to purchase more shares, subject to applicable legal requirements.

7.	Conditions of the Tender Offer

Notwithstanding any other provision of the Offer (but subject to the provisions of Section 15), we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act (which requires that the issuer making the tender offer either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time on or after December 20, 2017 and prior to the Expiration Time (whether any shares have theretofore been accepted for payment) any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment:

•	there has occurred:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States; or

•	a decrease of more than 20% in the market price for the shares, the Dow Jones Industrial Average, the NASDAQ Composite Index or the S&P 500 Composite Index, measured from December 13, 2017, the last trading day before the announcement of the Offer;

•

any change or combination of changes (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or other), operations, licenses, or results of operations of us or any of our subsidiaries or affiliates that is or may be reasonably likely to (i) have a material adverse effect on us or any of our subsidiaries or affiliates; (ii) have a material adverse effect on the value of the shares; or (iii) materially impair the contemplated benefits of the Offer to us or be material to holders of the shares in deciding whether to tender in the Offer;

•	legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates;

•	there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•	challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the Offer;

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;

•	seeks to require us to repurchase or redeem any of our outstanding securities other than the common stock; or

•	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, or results of operations of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

•	a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer, and of which we have been notified after the date of the Offer, has not been obtained on terms satisfactory to us in our reasonable discretion.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time.

Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Offer. See Section 15. Any determination by us concerning the events described in this section will be final and binding upon all persons.

8.	Price Range of Shares; Dividends

The common stock is quoted on the OTCQB under the symbol “LNGG” and has been trading since April 10, 2017. No established public trading market existed for the common stock prior to April 10, 2017. As noted in Section 10, the Company emerged from bankruptcy proceedings on February 28, 2017 and the equity interests of its predecessor were cancelled. The following table sets forth the per share range of high and low bid information for the common stock is reported on the OTCQB for the periods presented.

	High	Low
Quarter Ended:
Second Quarter (beginning on April 10, 2017)	$31.75	$26.25
Third Quarter	$37.36	$30.75
Fourth Quarter (through December 19, 2017)	$40.25	$36.10

Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. As of December 15, 2017 we had 83,573,448 shares of common stock outstanding. As of December 15, 2017, we had fewer than 300 holders of record of common stock based on information provided by our transfer agent and by DTC.

We announced our intention to make the Offer before the market opened on December 14, 2017. On December 13, 2017, the last trading day before that announcement, the OTCQB closing price per share of our common stock was $36.60. On December 19, 2017, the last full trading day before commencement of the Offer, the OTCQB closing price per share of our common stock was $37.85. The $44.00 purchase price per share in the Offer represents a premium of approximately 10% to the highest closing price per share of our common stock since it began trading on the OTCQB on April 10, 2017, which high closing price of $40.00 per share of our common stock occurred on each of November 6, 2017 and November 7, 2017. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

Dividends. We are not currently paying a cash dividend; however the Board of Directors periodically reviews our liquidity position as well as the potential tax impact to shareholders to evaluate whether or not to pay a dividend. Any future dividend payments will be subject to the restrictions of the agreement governing our revolving credit facility.

9.	Source and Amount of Funds

Assuming that 7,386,364 shares are purchased in the Offer at a price of $44.00 per share, the aggregate purchase price will be approximately $325 million. We expect that expenses for the Offer will be approximately $3.0 million.

We anticipate that we will pay for the shares tendered in the Offer and all expenses applicable to the Offer from cash on hand. As of December 15, 2017, we had approximately $450 million in cash and cash equivalents. The Offer is not conditioned upon the receipt of financing. See Section 7 and Section 10.

10.	Certain Information Concerning the Company

Overview. The Company is an independent oil and natural gas company that was formed on February 14, 2017, in connection with the reorganization of its predecessor. As discussed further in the 2016 Annual Report (as defined under “— Incorporation of Documents by Reference” below), Linn Energy, LLC, certain of its direct and indirect subsidiaries, and certain other entities (collectively, the “Debtors”), filed voluntary petitions for relief under chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of Texas (“Bankruptcy Court”) on May 11, 2016. During the pendency of the chapter 11 proceedings, the Debtors operated their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. The Company emerged from bankruptcy effective February 28, 2017 (the “Effective Date”).

The Company’s properties are currently located in seven operating regions in the United States in the Hugoton Basin, the Mid-Continent, east Texas and north Louisiana, the Rockies, the Permian Basin, Michigan/Illinois and south Texas.

Prior to the Company’s emergence from voluntary reorganization under chapter 11, the Company was an upstream master limited partnership with a strategy to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. Upon its emergence from bankruptcy, the Company is transitioning to a growth-oriented exploration and production company. The Company’s current focus is on accelerating the development of its core SCOOP/STACK/Merge acreage in western Oklahoma, along with additional emerging stacked pay horizontal opportunities in the Mid-Continent, Rockies and east Texas and north Louisiana regions. As part of its restructuring, the Company is marketing certain non-strategic assets to focus resources on growth opportunities and continues to leverage its experienced workforce and scalable infrastructure to maximize shareholder value.

Recent Developments

On December 14, 2017, the Company announced that it continues to evaluate strategic opportunities with the objective of increasing shareholder value and its intention to separate the Company into three standalone companies. It also provided an update on Roan Resources LLC (“Roan”), a Merge/SCOOP/STACK pure play company, in which the Company owns a 50% equity interest. While the separation plans and proposals are subject to a number of variables, including tax considerations and market conditions, if the Company determines to effect the separation, the Company currently anticipates the separation to occur by mid-2018. There can be no assurance that the separation will be consummated on the anticipated timeline or at all. Until the effective date of the separation, the Company will continue its current strategy of selling non-core assets, optimizing its base assets, reducing expenses, developing its interests in certain properties and returning cash to shareholders.

On December 18, 2017, certain subsidiaries of the Company entered into a purchase and sale agreement to sell producing wells and developed acreage covering approximately 179,000 net acres located in Texas and Oklahoma for a contract price of $122.0 million, subject to closing adjustments. The asset sale is expected to close in the first quarter of 2018, with an effective date of October 1, 2017. The closing is subject to satisfaction or waiver of specified conditions.

Incorporation of Documents by Reference

The rules of the Commission allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us. The following documents filed by us with the Commission are incorporated herein by reference and shall be deemed to be a part of this Offer to Purchase (in each case to the extent that the material contained therein is deemed “filed” rather than “furnished”):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on March 23, 2017 and our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016, filed with the Commission on April 28, 2017 (collectively, the “2016 Annual Report”);

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the Commission on May 11, 2017, August 3, 2017 and November 14, 2017, respectively; and

•	Our Current Reports on Form 8-K, filed with the Commission on January 31, 2017, March 3, 3017, May 4, 2017, May 30, 2017, June 1, 2017, June 7, 2017, June 19, 2017, July 5, 2017, August 9, 2017, September 7, 2017, October 5, 2017, October 24, 2017, December 14, 2017 and December 20, 2017.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in the Offer shall be deemed to be modified or superseded for purposes of the Offer to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of the Offer, except as so modified or superseded.

You may obtain any document incorporated herein by reference by contacting the Commission as described below under “Where You Can Find More Information” or by contacting us at 600 Travis, Houston, Texas 77002, main telephone number (281) 840-4000, Attention: Investor Relations. We will provide copies of the documents incorporated by reference, without charge, upon written or oral request. You should request such documents no later than 5:00 p.m., New York City time, Friday, January 12, 2018 so that such documents may be delivered to you prior to the Expiration Time.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. You can also read and copy any materials we file with the Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Commission’s Public Reference Room by calling the Commission at l-800-SEC-0330. Copies can be obtained from the Commission upon payment of the prescribed fees. The Commission also maintains a Web site at www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with it. We make available free of charge at www.linnenergy.com (in the “Investors” section) copies of materials we file with, or furnish to, the Commission.

We also have filed an Issuer Tender Offer Statement on Schedule TO with the Commission that includes additional information relating to the Offer. The Issuer Tender Offer Statement on Schedule TO, together with any exhibits and amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

Information about us is also available on our website. The information available on our website, apart from the documents posted on such website and specifically incorporated by reference herein, is not a part of the Offer.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

A list of our directors and executive officers as of December 19, 2017 is attached to this Offer to Purchase as Schedule I.

As of December 15, 2017, there were 83,573,448 shares of our common stock issued and outstanding. The 7,386,364 shares we are offering to purchase under the Offer represent approximately 8.8% of the total number of outstanding shares as of December 15, 2017.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. We do not know whether or to what extent our directors or executive officers will participate in the Offer. The Affiliated Holders have informed us that they may tender shares that they beneficially own in the Offer, however, we do not know whether they will tender any, some or all of their shares in the Offer. Any directors, officers or Affiliated Holders that choose to tender shares in the Offer will be treated by the Company in the same manner as all other tendering stockholders. The Affiliated Holders collectively beneficially owned 45,656,220 shares, or approximately 54.6% of our issued and outstanding common stock as of December 15, 2017.

As of December 15, 2017, our directors and executive officers as a group (10 persons) beneficially owned an aggregate of 371,793 shares, representing approximately 0.4% of the total number of outstanding shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders.

Security Ownership by Principal Stockholders and Management

The following table sets forth information with respect to the beneficial ownership of the common stock, as of December 15, 2017 (except where otherwise indicated), by each person or entity known by us to beneficially own more than 5% of the outstanding shares of the common stock or who has representation on our Board of Directors, by each of our directors, by each of our executive officers, and by all of our directors and executive officers as a group. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Common Stock(2)	Percentage of Outstanding(3)
Elliott funds(4)	17,292,322	20.7%
Fir Tree funds(5)	16,107,618	19.3%
PSAM funds(6)	2,263,376	2.7%
York Capital funds(7)	9,992,904	12.0%

Mark E. Ellis(8)(9)	148,717	*
David B. Rottino(8)(10)	63,205	*
Arden L. Walker, Jr.(8)(11)	63,205	*
Jamin B. McNeil(8)(12)	32,222	*
Thomas E. Emmons(8)(13)	32,222	*
Candice J. Wells(8)(14)	32,222	*
Evan Lederman	—	*
Matthew Bonanno	—	*
Andrew Taylor	—	*
Philip Brown	—	*
Executive Officers and Directors as a Group (10 persons)	371,793	*

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Linn Energy, Inc., 600 Travis, Houston, Texas 77002.
(2)	Beneficial ownership is determined under the rules and regulations of the Commission, which provide that shares of common stock that a person has the right to acquire within 60 days are deemed to be outstanding and beneficially owned by that person for the purpose of computing the total number of shares beneficially owned by that person and the percentage ownership of that person.

(3)	We have calculated the percentages set forth in the column entitled “Percent of Outstanding” based on the number of shares outstanding as of December 15, 2017.
(4)	Consists of (i) 11,758,723 shares owned by Luxembourg Investment Company 162 S.à.r.l. (“Luxembourg”) and (ii) 5,533,599 shares owned by Elliott Associates, L.P. (“Elliott Associates,” and collectively with Luxembourg, the “Elliot funds”). Elliott International, L.P., a Cayman Islands limited partnership (“Elliott LP”) owns all of the shares of Luxembourg. Hambledon, Inc., a Cayman Islands corporation controlled by Paul E. Singer, is the sole general partner of Elliott LP (“Elliott GP”). Each of Elliott LP, Mr. Singer and Elliott GP has voting and investment power with respect to the shares held by Luxembourg and may be deemed to be the beneficial owners thereof. Each of Mr. Singer, Elliott Capital Advisors, L.P., a Delaware limited partnership controlled by Mr. Singer, and Elliott Special GP, LLC, a Delaware limited liability company controlled by Mr. Singer, is a general partner of Elliott Associates, has shared voting and investment power with respect to the common stock held by Elliott Associates and may be deemed to be the beneficial owners thereof. Andrew Taylor, a member of the investment team of Elliott Management Corporation, an affiliate of the Elliott funds, currently serves on the Board of Directors of the Company. The address of each of the foregoing entities, Mr. Singer and Mr. Taylor is c/o Elliott Management Corporation, 40 West 57th Street, New York, New York 10019.
(5)	Consists of (i) 600,592 shares owned by Fir Tree Capital Opportunity Master Fund, III, L.P., (ii) 2,000,006 shares owned by Fir Tree Capital Opportunity Master Fund, L.P., (iii) 10,914,546 shares owned by Fir Tree E&P Holdings VI, LLC, (iv) 1,259,731 shares owned by FT SOF IV Holdings, LLC and (v) 1,332,743 shares owned by FT SOF V Holdings, LLC (collectively, the “Fir Tree funds”). Each of Fir Tree Inc. (“Fir Tree”), the investment manager for the foregoing entities, and David Sultan, Managing Partner of Fir Tree, has voting and investment power with respect to the shares owned by each of the Fir Tree funds and may be deemed to be beneficial owners thereof. Evan Lederman, a managing director of Fir Tree Partners, an affiliate of the Fir Tree funds, currently serves on the Board of Directors of the Company. The address of each of the foregoing entities, Mr. Sultan and Mr. Lederman is c/o Fir Tree Inc., 55 West 46th Street, 29th Floor, New York, New York 10036.
(6)	Consists of (i) 832,658 shares owned by Alphas Managed Accs Platform Ltd-Global Event UCITS Seg Prt, (ii) 44,683 shares owned by HFR ED Global Master Trust Ltd, (iii) 89,285 shares owned by Managed Account / PSAM Worldarb Fund Ltd, (iv) 1,197,902 shares owned by PSAM Worldarb Master Fund Ltd and (v) 98,848 shares owned by Rebound Portfolio Ltd. P (collectively, the “PSAM funds”). P. Schoenfeld Asset Management LP, as Investment Advisor, has voting and investment power with respect to the Common Stock owned by the foregoing entities. Accordingly, P. Schoenfeld Asset Management LP may be deemed to have beneficial ownership of the foregoing shares of Common Stock. Philip Brown, a partner of P. Schoenfeld Asset Management, and affiliate of the PSAM funds, currently serves on the board of directors of the Company.
(7)	Consists of (i) 1,456,130 shares owned by York Capital Management, L.P., (ii) 3,179,182 shares owned by York Credit Opportunities Investments Master Fund, L.P., (iii) 2,856,670 shares owned by York Credit Opportunities Fund, L.P., (iv) 2,025,593 shares owned by York Multi-Strategy Master Fund, L.P., (v) 305,013 shares owned by York Select Strategy Master Fund, L.P., (vi) 120,000 shares owned by Exuma Capital, L.P. and (vii) 40,873 shares owned by Jorvik Multi-Strategy Master Fund, L.P. (collectively, the “York Capital funds”). York Capital Management Global Advisors, LLC (“YCMGA”) is the senior managing member of the general partner of each of the York Capital funds. James G. Dinan is the chairman of, and controls, YCMGA. Each of YCMGA and Mr. Dinan has voting and investment power with respect to the shares owned by each of the York Capital funds and may be deemed to be beneficial owners thereof. Each of YCMGA and Mr. Dinan disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein. Matthew W. Bonanno, a partner of YCMGA, currently serves on the Board of Directors of the Company. The address of the York Capital funds, Mr. Dinan and Mr. Bonanno is 767 Fifth Avenue, 17th Floor, New York, New York 10153.
(8)

Represents restricted stock unit awards (“RSUs”) that vested upon the Effective Date. The respective recipients are entitled to receive the number of shares of common stock that correspond to the number of vested RSUs, less any shares of common stock withheld by the Company to satisfy the respective recipient’s tax obligations, on the earliest to occur of (i) the recipient’s Termination (as defined in the respective recipient’s RSU Award Agreement), (ii) the first anniversary of the Effective Date or (iii) a Change of Control (as defined in the respective recipient’s RSU Award Agreement).
(9)	Excludes shares of the Company’s Class A common stock issuable in the event Mr. Ellis exercises his right to convert vested Class A-2 units in Linn Energy Holdco LLC (“Holdco LLC”) into shares of the Company’s Class A common stock at the conversion ratio and in accordance with conversion procedures set out in the Amended and Restated Limited Liability Company Operating Agreement of Holdco LLC (the “Amended and Restated Holdco Operating Agreement”).
(10)	Excludes shares of the Company’s Class A common stock issuable in the event Mr. Rottino exercises his right to convert vested Class A-2 units in Holdco LLC into shares of the Company’s Class A common stock at the conversion ratio and in accordance with conversion procedures set out in the Amended and Restated Holdco Operating Agreement.
(11)	Excludes shares of the Company’s Class A common stock issuable in the event Mr. Walker exercises his right to convert vested Class A-2 units in Holdco LLC into shares of the Company’s Class A common stock at the conversion ratio and in accordance with conversion procedures set out in the Amended and Restated Holdco Operating Agreement.
(12)	Excludes shares of the Company’s Class A common stock issuable in the event Mr. McNeil exercises his right to convert vested Class A-2 units in Holdco LLC into shares of the Company’s Class A common stock at the conversion ratio and in accordance with conversion procedures set out in the Amended and Restated Holdco Operating Agreement.
(13)	Excludes shares of the Company’s Class A common stock issuable in the event Mr. Emmons exercises his right to convert vested Class A-2 units in Holdco LLC into shares of the Company’s Class A common stock at the conversion ratio and in accordance with conversion procedures set out in the Amended and Restated Holdco Operating Agreement.
(14)	Excludes shares of the Company’s Class A common stock issuable in the event Ms. Wells exercises her right to convert vested Class A-2 units in Holdco LLC into shares of the Company’s Class A common stock at the conversion ratio and in accordance with conversion procedures set out in the Amended and Restated Holdco Operating Agreement.

Omnibus Incentive Plan

Upon its emergence from chapter 11 proceedings on the Effective Date, the Company implemented the Linn Energy, Inc. 2017 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) pursuant to which employees and consultants of the Company and its affiliates are eligible to receive stock options, restricted stock, performance awards, other stock-based awards and other cash-based awards.

The Board (or duly authorized committee) has broad authority under the Omnibus Incentive Plan to, among other things: (i) select participants; (ii) determine the types of awards that participants receive and the number of shares that are subject to such awards; and (iii) establish the terms and conditions of awards, including the price (if any) to be paid for the shares or the award. As of the Effective Date, an aggregate of 6,444,381 shares of the common stock were reserved for issuance under the Omnibus Incentive Plan (the “Share Reserve”). Additional shares of the common stock may be issued in excess of the Share Reserve for the sole purpose of satisfying any conversion of Class A-2 units of the Company’s controlled subsidiary, Linn Energy Holdco LLC (“Holdco”) into shares of the common stock pursuant to the Amended and Restated Holdco Operating Agreement, and the conversion procedures set forth therein. If any stock option or other stock-based award granted under the Omnibus Incentive Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of shares of common stock underlying any unexercised award will again be available for the purpose of awards under the Omnibus Incentive Plan. If any shares of restricted stock, performance awards or other stock-based awards denominated in shares of common stock awarded under the Omnibus Incentive Plan are forfeited for any reason, the number of forfeited shares is again be available for purposes of awards under the Omnibus Incentive Plan. Any award under the Omnibus Incentive Plan settled in cash is not counted against the maximum share limitation.

As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the Omnibus Incentive Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the Company’s stockholders.

As of December 15, 2017, there were 85,573,448 shares of Class A common stock issued and outstanding. An additional 613,038 vested but not yet issued restricted stock units and 2,969,004 unvested restricted stock units were outstanding under the Omnibus Incentive Plan. As of December 15, 2017, the Company’s consolidated subsidiary, Holdco, had outstanding 768,794 vested Class A-2 units and 2,306,381 unvested Class A-2 units, which may be converted into shares of Class A common stock pursuant to the terms of the Amended and Restated Holdco Operating Agreement. Certain of the Company’s management hold Class A-2 units. Holders of Class A-2 units are also entitled to receive certain cash distributions under the terms of the Amended and Restated Holdco Operating Agreement. Holdco will make distributions to the Company to fund the repurchase of the common stock at the completion of the Offer, which will result in distributions in respect of the Class A-2 units. Assuming an aggregate purchase price of approximately $325 million, we expect that Holdco will make aggregate distributions of approximately $11.4 million to certain of the Company’s management under the terms of their Class A-2 units.

Registration Rights

On the Effective Date, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with certain recipients of shares of the Class A common stock. The Registration Rights Agreement required the Company to file a shelf registration statement within 60 calendar days following the Effective Date that includes the registrable securities, subject to certain conditions. The Registration Rights Agreement also provides the holders thereunder the ability to demand registrations or underwritten shelf takedowns subject to certain requirements and exceptions, as well as certain customary piggyback rights. The Company filed a shelf registration statement on Form S-1, which was declared effective on October 12, 2017.

Recent Securities Transactions

Based on our records and to the best of our knowledge, except as set forth below, no transactions in our common stock have been effected in the past 60 days by us or our executive officers, directors, affiliates or subsidiaries or by the executive officers or directors of our subsidiaries:

Date of Transaction	Identity of Person	Number of shares	Price per Share	Nature of Transaction
10/23/17	Linn Energy, Inc.	12,500	38.1600	Share repurchase program
10/24/17	Linn Energy, Inc.	6,222	38.2177	Share repurchase program
10/25/17	Linn Energy, Inc.	33,700	38.5000	Share repurchase program
10/26/17	Linn Energy, Inc.	815	37.6180	Share repurchase program
10/27/17	Linn Energy, Inc.	9,000	38.0396	Share repurchase program
10/30/17	Linn Energy, Inc.	32,300	39.000	Share repurchase program
10/31/17	Linn Energy, Inc.	1,651	38.4500	Share repurchase program
11/01/17	Linn Energy, Inc.	32,300	39.1279	Share repurchase program
11/02/17	Linn Energy, Inc.	24,554	39.0500	Share repurchase program
11/03/17	Linn Energy, Inc.	32,300	39.7264	Share repurchase program
11/06/17	Linn Energy, Inc.	22,000	40.0000	Share repurchase program
11/07/17	Linn Energy, Inc.	22,000	40.0000	Share repurchase program
11/08/17	Linn Energy, Inc.	11,242	39.8066	Share repurchase program
11/09/17	Linn Energy, Inc.	12,171	39.3931	Share repurchase program
11/10/17	Linn Energy, Inc.	22,000	38.8114	Share repurchase program
11/13/17	Linn Energy, Inc.	22,200	38.5000	Share repurchase program
11/14/17	Linn Energy, Inc.	22,200	38.1842	Share repurchase program
11/15/17	Linn Energy, Inc.	9,000	37.9820	Share repurchase program
11/16/17	Linn Energy, Inc.	5,822	37.7300	Share repurchase program
11/17/17	Linn Energy, Inc.	3,019	37.4912	Share repurchase program
11/20/17	Linn Energy, Inc.	22,000	37.7418	Share repurchase program
11/21/17	Linn Energy, Inc.	22,000	38.0018	Share repurchase program
11/22/17	Linn Energy, Inc.	402	37.9800	Share repurchase program
11/24/17	Linn Energy, Inc.	17,616	38.0000	Share repurchase program
11/27/17	Linn Energy, Inc.	6,889	37.7000	Share repurchase program
11/28/17	Linn Energy, Inc.	21,300	37.4769	Share repurchase program
11/29/17	Linn Energy, Inc.	21,300	37.4000	Share repurchase program
11/30/17	Linn Energy, Inc.	21,300	37.3500	Share repurchase program
12/01/17	Linn Energy, Inc.	21,018	37.5000	Share repurchase program
12/04/17	Linn Energy, Inc.	1,469	37.5000	Share repurchase program
12/05/17	Linn Energy, Inc.	21,800	37.5483	Share repurchase program
12/06/17	Linn Energy, Inc.	21,800	37.2500	Share repurchase program
12/07/17	Linn Energy, Inc.	96	37.0000	Share repurchase program
12/08/17	Linn Energy, Inc.	12,778	36.9843	Share repurchase program
12/11/17	Linn Energy, Inc.	13,300	37.2455	Share repurchase program
12/12/17	Linn Energy, Inc.	13,300	36.9608	Share repurchase program
12/13/17	Linn Energy, Inc.	13,300	36.6970	Share repurchase program

All transaction above were completed under the Company’s previously announced share repurchase program, as reported in its periodic reports filed with the Commission.

12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of equivalent volumes of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. We do not expect the Offer to cause our common stock to cease to be traded on the OTCQB. As of December 18, 2017, we had fewer than 300 holders of record of common stock based on information provided by our transfer agent and by DTC. The completion of the Offer in accordance with its terms and conditions will not cause the Company to stop being subject to the periodic reporting requirements of the Exchange Act arising from the fact of its being a successor issuer to its predecessor upon emerging from bankruptcy and arising from the effectiveness of the Company’s Registration Statement on Form S-1 earlier this year. We do not have any class of equity securities of the Company that is registered under the Exchange Act.

Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

13.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14.	Material U.S. Federal Income Tax Consequences

General. The following discussion is a summary of the material U.S. federal income tax consequences to stockholders with respect to a sale of shares for cash pursuant to the Offer. The discussion is based upon the provisions of the Code. Treasury regulations, administrative pronouncements of the IRS and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances or to certain types of stockholders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, stockholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for U.S. federal income tax purposes or persons who received their shares through exercise of employee stock options or otherwise as compensation. In addition, the discussion below does not consider the effect of any alternative minimum taxes, the Medicare tax on net investment income, state or local or non-U.S. taxes or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that the shares are held as “capital assets” within the meaning of Section 1221 of the Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for these purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Colombia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of a sale of shares for cash pursuant to the Offer.

The Offer will have no U.S. federal income tax consequences to stockholders that do not tender any shares in the Offer.

Each stockholder should consult its own tax advisor as to the particular U.S. federal income tax consequences to such stockholder of tendering shares pursuant to the Offer and the applicability and effect of any state, local or non-U.S. tax laws and other tax consequences with respect to the Offer.

U.S. Federal Income Tax Treatment of U.S. Holders

Characterization of Sale of Shares Pursuant to the Offer. The sale of shares by a stockholder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of shares by a stockholder for cash pursuant to the Offer will be treated as a “sale or exchange” of shares for U.S. federal income tax purposes, rather than as a distribution with respect to the shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only the shares that are actually owned by the U.S. Holder, but also shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as shares the U.S. Holder has an option to purchase.

The receipt of cash by a U.S. Holder will be a “complete termination” if either (i) the U.S. Holder owns none of our shares either actually or constructively immediately after the shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our shares immediately after the sale of shares pursuant to the Offer and, with respect to shares constructively owned by the U.S. Holder immediately after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such shares under procedures described in Section 302(c) of the Code.

The receipt of cash by a U. S. Holder will be “substantially disproportionate” if the percentage of our outstanding shares actually and constructively owned by the U.S. Holder immediately following the sale of shares pursuant to the tender offer is less than 80% of the percentage of the outstanding shares actually and constructively owned by the U.S. Holder immediately before the sale of shares pursuant to the Offer.

Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test and the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the sale of shares by a stockholder pursuant to the Offer will meet any of the Section 302 Tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of shares. U.S. Holders should consult their own tax advisors regarding whether to make a conditional tender of a minimum number of shares, and the appropriate calculation thereof.

U.S. Holders should consult their own tax advisors regarding the application of the three Section 302 Tests to their particular facts and circumstances, including the effect of the constructive ownership rules on their sale of shares pursuant to the Offer.

Sale or Exchange Treatment. If any of the above three Section 302 Tests is satisfied, and the sale of the shares is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder and such holder’s adjusted tax basis in the shares sold pursuant to the Offer. Generally, a U.S. Holder’s adjusted tax basis in the shares will be equal to the cost of the shares to the U.S. Holder. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares that were sold exceeds one year as of the date of the purchase by us pursuant to Offer. Certain U.S. Holders (including individuals) are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain (maximum rate of 20%). A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer.

Distribution Treatment. If none of the Section 302 Tests are satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder’s shares in an amount equal to the cash received by such U.S. Holder pursuant to the Offer. The distribution would be treated as a dividend to the extent of such U.S. Holder’s pro rata share of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be taxed in its entirety without a reduction for the U.S. Holder’s adjusted tax basis of the shares exchanged and the adjusted tax basis of such exchanged shares would be added to the adjusted tax basis of the U.S. Holder’s remaining shares, if any. Provided that minimum holding period requirements are met, non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income taxation at a maximum rate of 20% on amounts treated as dividends. The amount of any distribution in excess of our current or accumulated earnings and profits would be treated as a return of the U.S. Holder’s adjusted tax basis in the shares (with a corresponding reduction in such U.S. Holder’s adjusted tax basis until reduced to zero), and then as gain from the sale or exchange of the shares.

If a sale of shares by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding (i) whether a dividend- received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their shares.

Based on our estimates, we expect to have current earnings and profits at the time of the repurchase. However, the determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities, including the fact that the treatment of repurchases pursuant to this offer will itself inform whether we have earnings and profits in excess of the total amount of cash distributed pursuant to the offer. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, the extent to which a U.S. Holder will be treated as receiving a dividend if the repurchase of its shares pursuant to the Offer is not entitled to sale or exchange treatment under Section 302 of the Code is unclear.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

Withholding for Non-U.S. Holders. See Section 3 and the discussion below under “Distribution Treatment” with respect to the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders pursuant to the Offer.

Sale or Exchange Treatment. Gain recognized by a Non-U.S. Holder on a sale of shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” pursuant to the Section 302 Tests described above under “U.S. Federal Income Tax Treatment of U.S. Holders” unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is generally attributable to the U.S. permanent establishment maintained by such Non-U.S. Holder), (ii) in the case of gain realized by a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met or (iii) the Company is or has been a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and, if the shares are “regularly traded on an established securities market,” such non-U.S. holder owned, directly or indirectly, at any time during the five-year period ending on the date of the Offer more than 5% of our shares and such non-U.S. holder is not eligible for any treaty exemption. The shares will be considered “regularly traded” if they are traded on an established securities market located in the United States and are regularly quoted by brokers or dealers making a market in the Shares.

With respect to item (iii) above, the Company believes it has been, is, and at the time of the Offer will be, a United States real property holding corporation for U.S. federal income tax purposes. In addition, although not free from doubt, we believe that our shares currently should be considered to be regularly traded. Assuming such treatment is respected, the non-U.S. holder will be taxable on gain recognized on the disposition of the shares only if the non-U.S. holder directly or indirectly holds or has held more than 5% of the shares of the Company at any time during the applicable period described in item (iii) above. On the other hand, if the shares are not “regularly trade on an established securities market” when the Company purchases shares from a non-U.S. holder pursuant to the Offer, the non-U.S. holder will be taxable on gain recognized on the disposition of the shares.

If a non-U.S. holder were subject to U.S. federal income tax as a result of the Company’s status as a USRPHC, any gain or loss on the disposition of the shares would be taken into account as if it were effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States. Any such gain generally would be taxable to the non U.S. holder at U.S. federal income tax rates applicable to capital gains.

To the extent an applicable withholding agent treats a repurchase as a sale of shares for cash rather than a distribution, FIRPTA withholding equal to 15% of the gross amount of the Offer would apply, regardless of a non-U.S. holder’s tax basis in our shares. A non-U.S. holder would be entitled to seek a refund of such withheld amounts to the extent the amount of withholding exceeds the non-U.S. holder’s U.S. tax liability for the year.

Distribution Treatment. If the Non-U.S. Holder does not satisfy any of the Section 302 Tests explained above, the full amount received by the Non-U.S. Holder with respect to the sale of shares to us pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital or as gain from the sale of shares will be determined in the manner described above under “U.S. Federal Income Tax Treatment of U.S. Holders.”

If a Non-U.S. Holder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to the Offer. Such U.S. brokers or other nominees may withhold or require certifications in this regard. Non-U.S. Holders tendering shares held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them. Notwithstanding the foregoing, even if a Non-U.S. Holder tenders shares held in its own name as a holder of record and delivers to the Depositary or other applicable tax withholding agent a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) before any payment is made, it is possible that one or more applicable tax withholding agent may withhold 30% of the gross proceeds unless the applicable tax withholding agent determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is properly exempt from U.S. federal gross income tax under the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test.

To obtain a reduced rate of withholding under an applicable tax treaty, a Non-U.S. Holder must deliver to the Depositary or other applicable tax withholding agent a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary or other applicable tax withholding agent a properly completed IRS Form W-8ECI (or successor form). A Non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent as if it were a U.S. Holder, and in the case of a foreign corporation, an additional branch profits tax may be imposed, at a rate of 30% (or a lower rate specified in an applicable income tax treaty), with respect to such income.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in this Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

Backup Withholding

See Section 3 with respect to the application of the U.S. federal backup withholding tax.

Federal Income Tax Legislation

Significant changes to U.S. federal income tax law have recently been proposed by Congress. It is not anticipated that such legislation will materially affect the tax consequences described in this Section 14. Each stockholder should consult its own tax advisor as to the particular U.S. federal income tax consequences to such stockholder pursuant to the Offer in light of such recent legislation.

15.	Extension of the Tender Offer; Termination; Amendment

Notwithstanding anything to the contrary contained herein, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(l) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (l)(a) we increase or decrease the price to be paid for shares, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer by more than 2% of our outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date on which such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16.	Fees and Expenses

Morgan Stanley & Co., LLC is acting as Dealer Manager in connection with the Offer and will receive customary fees in connection with this engagement. The Dealer Manager will receive customary compensation for its services, and will be reimbursed for reasonable out-of-pocket expenses incurred in connection with the Offer. We have agreed to indemnify the Dealer Manager against certain liabilities, including certain liabilities under the U.S. federal securities laws. The Dealer Manager may also provide various investment banking and other services to us in the future, for which services they would expect to receive customary compensation from us. The Dealer Manager and its affiliates provide us and entities in which we have an equity interest with borrowing capacity under certain credit facilities. Additionally, in the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including the shares, and may hold positions, both long and short, in our securities, including the shares, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager and its affiliates at any time may own certain of our securities, including the shares. In addition, the Dealer Manager and its affiliates may tender shares into the Offer for its own account and for the account of its customers.

We have retained D. F. King & Co., Inc. to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 6 in the Letter of Transmittal.

17.	Miscellaneous

We are not aware of any U.S. state where the making of the Offer is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such U.S. state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Company by one or more registered broker dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer (the “Schedule TO”). The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I. We take no responsibility for, and can provide no assurance as to the reliability of, any information or representation, recommendation or information that others may provide you. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Dealer Manager, the Information Agent or the Depositary.

December 20, 2017

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY.

The following table sets forth the name, present principal occupation or employment and 5-year employment history of the directors and executive officers of the Company. The business address of each director and executive officer is c/o Linn Energy, Inc., 600 Travis, Houston, Texas 77002. Each director and executive officer of the Company is a United States citizen.

Matthew Bonanno has been a director of the Company since February 28, 2017. Mr. Bonanno joined York Capital Management (“York”) in July 2010 and is a Partner of the firm. Mr. Bonanno joined York from the Blackstone Group where he worked as an associate focusing on restructuring, recapitalization and reorganization transactions. Prior to joining the Blackstone Group, Mr. Bonanno worked on financing and strategic transactions at News Corporation and as an investment banker at JP Morgan and Goldman Sachs. Mr. Bonanno is currently a member of the Board of Directors, in his capacity as a York employee, of Rever Offshore AS, all entities incorporated pursuant to York’s partnership with Costamare Inc. and Augustea Bunge Maritime, Next Decade LLC and Vantage Drilling Co. Mr. Bonanno received a B.A. in History from Georgetown University and an MBA in Finance from The Wharton School of the University of Pennsylvania.

Philip Brown has been a director of the Company since February 28, 2017. Mr. Brown joined P. Schoenfeld Asset Management (“PSAM”) in 2009 and is a Partner of the firm, where he focuses on credit-oriented investments across various industries. Prior to joining PSAM, Mr. Brown held positions at Sun Capital Partners, Inc., an operationally-focused private equity firm, and Buckeye Capital Partners, an event-driven hedge fund. Mr. Brown began his career as an investment banking analyst at Wasserstein Perella & Co. Mr. Brown graduated from Georgetown University in 1999 with degrees in economics and history.

Mark E. Ellis has been the Company’s President and Chief Executive Officer in addition to serving on the Board of Directors since February 28, 2017. Mr. Ellis previously served in several management level roles at the predecessor company, including as Chairman, President and Chief Executive Officer from December 2011 until February 28, 2017, as President, Chief Executive Officer and on the Board of Directors from January 2010 to December 2011, and as President and Chief Operating Officer from December 2007 to January 2010. Before joining the predecessor company, Mr. Ellis served as President of the Lower 48 for ConocoPhillips. Prior to joining ConocoPhillips, he served as Senior Vice President of North American Production for Burlington Resources. He first joined Burlington Resources in 1985 and served in roles of increasing responsibility, including President of Burlington Resources Canada Ltd. in Calgary, Vice President and Chief Engineer, Vice President of the San Juan Division, and Manager of Acquisitions. He began his career at The Superior Oil Company, where he served in several engineering positions in the onshore and offshore divisions. Mr. Ellis holds a bachelor’s degree in petroleum engineering from Texas A&M University. Mr. Ellis serves on the boards of the American Exploration & Production Council, the Independent Petroleum Association of America and the Houston Museum of Natural Science. Mr. Ellis is a member of the Society of Petroleum Engineers. Mr. Ellis is a past board member of the National Petroleum Council, New Mexico Oil & Gas Association and previously served on the Board of Governors of the Canadian Association of Petroleum Producers.

Thomas E. Emmons is the Company’s Senior Vice President — Corporate Services and has served in such capacity since February 28, 2017. Mr. Emmons previously served as the predecessor company’s Senior Vice President — Corporate Services from January 2014 to February 2017. From September 2012 to January 2014, Mr. Emmons served as Vice President — Corporate Services and from August 2008 to September 2012, Mr. Emmons served as Vice President, Human Resources and Environmental, Health and Safety.

Evan Lederman is Chairman of the Board of Directors and has been a director of the Company since February 28, 2017. Mr. Lederman is a Managing Director, Co-Head of Restructuring and a Partner on the Investment Team at Fir Tree Partners, which he joined in February 2011. Prior to joining Fir Tree, Mr. Lederman

I-1

worked in the Business Finance and Restructuring groups at Weil, Gotshal & Manges LLP and Cravath, Swaine & Moore LLP. Mr. Lederman is currently a member of the board, in his capacity as a Fir Tree Partner’s employee, of Amplify Energy (formally Memorial Production Partners), New Emerald Energy LLC, and Deer Finance, LLC. Mr. Lederman received a J.D. degree with honors from New York University School of Law and a B.A., magna cum laude, from New York University.

Jamin B. McNeil is the Company’s Senior Vice President — Houston Division Operations and has served in such capacity since February 28, 2017. Mr. McNeil previously served as the predecessor company’s Senior Vice President — Houston Division Operations from January 2014 to February 2017. From June 2007 to January 2014, Mr. McNeil served as Vice President — Houston Division Operations. Mr. McNeil is a member of the Society of Petroleum Engineers.

David B. Rottino has been the Company’s Executive Vice President and Chief Financial Officer in addition to serving on the Board of Directors since February 28, 2017. Mr. Rottino previously served in several management level roles at the predecessor company, including Executive Vice President and Chief Financial Officer from August 2015 to February 2017, as Executive Vice President, Business Development and Chief Accounting Officer from January 2014 to August 2015, as Senior Vice President of Finance, Business Development and Chief Accounting Officer from July 2010 to January 2014, and as Senior Vice President and Chief Accounting Officer from June 2008 to July 2010. Prior to joining the predecessor company in June 2008, Mr. Rottino was previously employed at El Paso Energy, ConocoPhillips and Burlington Resources in various finance, accounting and strategic planning roles. Mr. Rottino earned a bachelor’s in BBA from Texas Tech University and an MBA from Texas Christian University.

Andrew Taylor has been a director of the Company since February 28, 2017. Mr. Taylor is a member of the investment team of Elliott Management Corporation, a New York-based trading firm (“Elliot”), where he is responsible for various corporate investments. Prior to joining Elliott in 2015, Mr. Taylor held similar positions in BlackRock’s Distressed Products Group, R3 Capital Partners, and the Global Principal Strategies team at Lehman Brothers. Mr. Taylor earned a B.S. degree in mechanical engineering from Rose-Hulman Institute of Technology in 1999, and an MBA degree, with honors, from the University of Chicago Booth School of Business in 2006.

Arden L. Walker, Jr. is the Company’s Executive Vice President and Chief Operating Officer and has served in such capacity since February 28, 2017. Mr. Walker previously served as the predecessor company’s Executive Vice President and Chief Operating Officer from January 2011 to February 2017. From January 2010 to January 2011, Mr. Walker served as Senior Vice President and Chief Operating Officer. Mr. Walker joined the predecessor company in February 2007 as Senior Vice President, Operations and Chief Engineer. Mr. Walker is a member of the Society of Petroleum Engineers and Independent Petroleum Association of America. He also serves on the board of the Sam Houston Area Council of the Boy Scouts of America.

Candice J. Wells is the Company’s Senior Vice President, General Counsel and Corporate Secretary and has served in such capacity since February 28, 2017. Ms. Wells previously served as the predecessor company’s Senior Vice President, General Counsel and Corporate Secretary from January 2016 to February 2017. From October 2013 to January 2016, Ms. Wells served as Vice President, General Counsel and Corporate Secretary. From March 2013 to October 2013, Ms. Wells served as Vice President, acting General Counsel and Corporate Secretary and from September 2011 to March 2013, Ms. Wells served as Vice President, Assistant General Counsel and Corporate Secretary.

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LINN ENERGY, INC.

December 20, 2017

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By Mail:	By Hand, Express Mail, Courier, or Other Expedited Service:	By Facsimile Transmission (for eligible institutions only):
American Stock Transfer & Trust Company, LLC Operations Center Attention: Reorganization Department P.O. Box 2042 New York, NY 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attention: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company, LLC Attention: Reorganization Department Facsimile: 718-234-5001 To confirm: 1-877-248-6417

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent and the Dealer Manager at their telephone numbers and/or addresses set forth below. Requests for copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D. F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers call: (212) 269-5550

All others call Toll-Free: (877) 297-1738

Email: linn@dfking.com

The Dealer Manager for the Offer is:

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

(855) 483-0952 (U.S. Toll Free)